Exhibit 4.1

AMENDMENT NO. 1 TO

STOCKHOLDER RIGHTS AGREEMENT

This Amendment No. 1 to Stockholder Rights Agreement (the “Amendment”), dated as of November 15, 2007, by and between Coley Pharmaceutical Group, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (the “Rights Agent”), amends that certain Stockholder Rights Agreement, dated as of October 5, 2007, by and between the Company and the Rights Agent (the “Rights Agreement”).

WHEREAS, the Company and the Rights Agent have previously entered into the Rights Agreement;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein immediately prior to and in connection with the execution of the Agreement and Plan of Merger by and among Pfizer Inc., a Delaware corporation (the “Acquiror”), Corvette Acquisition Corp., a newly-formed Delaware corporation and a wholly-owned subsidiary of the Acquiror (the “Acquisition Subsidiary”), and the Company (the “Merger Agreement”), pursuant to which, among other things, (i) the Acquisition Subsidiary will commence a cash tender offer (the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company and (ii) the Acquisition Subsidiary shall merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation;

WHEREAS, the Company desires to amend the Rights Agreement prior to entering into the Merger Agreement to render the Rights inapplicable to the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement;

WHEREAS, Section 27 of the Rights Agreement provides that prior to the Distribution Date, the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock;

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders and consistent with the objectives of the Board in adopting the Rights Agreement, to amend the Rights Agreement prior to entering into the Merger Agreement to except from the operation of the Rights Agreement the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; and

WHEREAS, at a duly convened special meeting, the Board has approved the amendment of the Rights Agreement in the manner set forth herein.

NOW THEREFORE, in consideration of the foregoing, the mutual agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

1. Amendment of Section 1. Section 1 of the Rights Agreement is supplemented to add the following definitions in the proper alphabetical order:

“‘Acquiror’ shall mean ACQUIROR Inc., a Delaware corporation.”

“‘Acquisition Subsidiary’ shall mean Corvette Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Acquiror.”

“‘Effective Time’ shall have the meaning set forth in the Merger Agreement.”

“‘Merger Agreement’ shall mean the Agreement and Plan of Merger dated as of November 15, 2007, by and among the Company, Acquiror and Acquisition Subsidiary, as it may be amended from time to time.”

“‘Merger’ shall have the meaning set forth in the Merger Agreement.”

“‘Offer’ shall mean the cash tender offer provided for in the Merger Agreement, as such offer may be amended from time to time.”

“‘Transactions’ shall mean (i) the announcement, approval, execution, delivery or amendment of the Merger Agreement, (ii) the announcement, commencement or amendment of the Offer, or the acceptance for payment of, or purchase or payment for, shares of Common Stock pursuant to the Offer, (iii) the announcement or consummation of the Merger, or (iv) the consummation of any of the other transactions with Acquiror or Acquisition Subsidiary as contemplated by the Merger Agreement.”

2. Amendment to Definition of “Acquiring Person.” Section 1(a) of the Rights Agreement is hereby amended to add the following sentence after the last sentence thereof: “Notwithstanding the foregoing or any provision to the contrary in this Agreement, neither Acquiror nor Acquisition Subsidiary are, nor shall any of them be deemed to be, an Acquiring Person by virtue of the Transactions.”

3. Amendment to Definition of “Distribution Date.” Section 1(o) of the Rights Agreement is amended to add the following proviso to the end of such section: “; provided, however, that notwithstanding the foregoing, a Distribution Date shall not occur or be deemed to have occurred as a result of the Transactions.”

4. Amendment to Definition of “Section 11(a)(ii) Event.” Section 1(gg) of the Rights Agreement is amended to add the following proviso to the end of the last sentence of such section: “; provided, however, that notwithstanding the foregoing, a Section 11(a)(ii) Event shall not occur or be deemed to have occurred as a result of the Transactions.”

5. Amendment to Definition of “Section 13 Event.” Section 1(ii) of the Rights Agreement is amended to add the following proviso to the end of the last sentence of such section: “; provided, however, that notwithstanding the foregoing, a Section 13 Event shall not occur or be deemed to have occurred as a result of the Transactions.”

6. Amendment to Definition of “Stock Acquisition Date.” Section 1(kk) of the Rights Agreement is amended to add the following proviso to the end of the last sentence of such section: “; provided, however, that notwithstanding the foregoing, a Stock Acquisition Date shall not occur or be deemed to have occurred as a result of the Transactions.”

7. Amendment to Definition of “Triggering Event.” Section 1(pp) of the Rights Agreement is amended to add the following proviso to the end of the last sentence of such section: “; provided, however, that notwithstanding the foregoing, a Triggering Event shall not occur or be deemed to have occurred as a result of the Transactions.”

8. Amendment to Section (3)(a). The first sentence of Section 3(a) of the Rights Agreement is amended and restated in its entirety to read as follows:

“(a) Until the earlier of (i) the Close of Business on the tenth day after the Stock Acquisition Date (or, if the tenth day after the Stock Acquisition Date occurs before the Record Date, the Close of Business on the Record Date) or (ii) the Close of Business on the tenth Business Day (or, if such tenth Business Day occurs before the Record Date, the Close of Business on the Record Date), or such later date as may be determined by action of the Board prior to such time as any Person becomes an Acquiring Person, after the date that a tender offer or exchange offer, or an intention to make a tender offer or exchange offer, by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan or employee stock plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if upon consummation thereof for the maximum number of shares that may be purchased thereunder, such Person would be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding (the earlier of (i) or (ii) being herein referred to as the “Distribution Date”; provided, however, that notwithstanding the foregoing, a Distribution Date shall not occur or be deemed to have occurred as a result of the Transactions), (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company).”

9. Amendment to Section (7)(a). Section 7(a) of the Rights Agreement is amended and restated in its entirety to read as follows:

“(a) Except as otherwise provided herein, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase set forth on the reverse side thereof and the certificate contained therein completed and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-hundredths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earlier of (i) the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof or (iv) the Effective Time (the earliest of (i), (ii), (iii) or (iv) being herein referred to as the “Expiration Date”).”

10. Amendment to Section 11(a)(ii). Section 11(a)(ii) of the Rights Agreement is amended to add the following proviso to the end of the last sentence of such section: “; provided, however, that notwithstanding the foregoing, no provision for adjustment shall be made pursuant to this Section 11(a)(ii) as a result of the Transactions.”

11. Amendment to Section 13(a). Section 13(a) of the Rights Agreement is amended to add the following proviso to the end of the last sentence of such section: “; provided, however, that notwithstanding the foregoing, no provision for adjustment shall be made pursuant to this Section 13(a) as a result of the Transactions.”

12. Addition of New Section 25(c). A new Section 25(c) is hereby added to the Rights Agreement, reading in its entirety as follows:

“(c) Notwithstanding the foregoing or any provision to the contrary in this Agreement, the Company shall not be required to give any notice contemplated by this Section 25 in connection with the Merger, provided that the Company will endeavor to provide the Rights Agent with notice of the Effective Time.”

13. Effect of Termination of Merger Agreement. This Amendment shall terminate automatically and be of no further force and effect from and after any termination of the Merger Agreement, whereupon the Rights Agreement shall automatically be the same as it existed immediately prior to the execution and delivery of this Amendment; provided that for the avoidance of doubt, such termination of this Amendment shall not affect the validity and effect of this Amendment prior to such termination. In the event of any termination of the Merger Agreement, the Company shall promptly deliver to Computershare a notice of such termination.

14. Definitions. Terms not otherwise defined in this Amendment shall have the meaning ascribed to such terms in the Rights Agreement. The term “Agreement” or “Rights Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby, and all references to the Agreement or Rights Agreement shall be deemed to include this Amendment.

15. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

16. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

17. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

18. Severability. If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.

19. Effectiveness. This Amendment shall be effective as of the date first written above, and except as expressly set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

IN WITNESS WHEREOF, the parties have entered into this Amendment No.1 to Stockholder Rights Agreement as of the date first stated above.

COLEY PHARMACEUTICAL GROUP, INC.

By:	/s/ ROBERT L. BRATZLER
Name:	Robert L. Bratzler, Ph.D.
Title:	Chief Executive Officer and President

COMPUTERSHARE TRUST COMPANY, N.A.

By	/s/ DENNIS V. MOCCIA
Name:	Dennis V. Moccia
Title:	Managing Director